 EX‑35.5

(logo) Prudential	Prudential Asset Resources, Inc. Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500 Dallas, TX 75201 Tel 877-937-4500 A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

2010 Corporate Ridge

10th Floor, Ste 1000

McLean, Virginia 22102-7853

Attention: Asset Manager

RE:          CFCRE 2016-C3

Period: January 1, 2016 to December 31, 2016 (“the Reporting Period”)

Annual Compliance Statement

I, Timothy E. Steward, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the “Company”) hereby certify with regard to the Company’s role as Sub-Servicer under the Sub-Servicing Agreement, (the “Agreement”) dated as of January 1, 2016, pertaining to the above-referenced certificates, that:

(i) a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period, and

(iii) to the best of my knowledge, based on such review, the Company has fulfilled its obligations under its sub-servicing agreement in all material respects, and

(iv) the Company has maintained an effective internal control system over the servicing of mortgage loans including the Loans serviced by the Company, and

(v) the Company has not received any notice regarding qualification, or challenging the status of the Lower Tier REMIC or the Upper Tier REMIC as a REMIC, from the IRS or any other governmental agency or body.

Effective as of 2/22/2017

/s/ Timothy E. Steward

Timothy E. Steward

President and Managing Director

Prudential Asset Resources, Inc.